Exhibit 99.2

NEWS RELEASE

FOR IMMEDIATE RELEASE
October 29, 2024

Federal Home Loan Bank of Indianapolis announces 2024 Board of Directors election results

The Federal Home Loan Bank of Indianapolis ("FHLBank Indianapolis" or "Bank") today announced the results of the election of two Indiana Member Directors and three Independent Directors to its Board of Directors ("Board"). The following individuals were elected to the Board and will each serve four-year terms beginning Jan. 1, 2025.

The new Indiana Member Directors are:

•Dan L. Moore, executive chairman, Home Bank, S.B., Martinsville, Ind. Previously, Moore served as its chairman, president and CEO and director. Moore served on the Board from 2011 to 2022 and was Board Chair from 2019 to 2022. He also served as Chairman of the Council of Federal Home Loan Banks in 2022.

•Jamie R. Shinabarger, CEO, Springs Valley Bank & Trust Co., Jasper, Ind. Shinabarger also serves on the bank’s board of directors and of SVB&T Corp., the bank’s holding company in French Lick, Ind.

The new Independent Directors are:

•Kathryn M. Dominguez, professor of public policy and economics, University of Michigan’s Gerald R. Ford School of Public Policy in Ann Arbor, Mich. She also serves as the school’s Associate Dean for Academic Affairs and is the co-faculty director of the Center on Finance, Law and Policy. Dominguez was appointed to the Board as an Independent Director to fill a partial term in 2023, and currently serves as the Vice Chair of the Risk Oversight Committee.

•Charlotte C. Henry, former chief information technology officer for the UAW Retiree Medical Benefits Trust, Detroit. Henry has been an Independent Director on the Board since 2017. She currently serves as the Vice Chair of the Board’s Security and Technology Committee, and formerly served as the Chair of that committee.

•Todd E. Sears (Public Interest Independent Director), vice president of development, Cohen Esrey, Indianapolis. Previously, Sears served as chief investment officer and chief financial officer of Valeo Financial Advisors and was executive vice president of research, policy and strategy at Kittle Property Group, Inc., in Indianapolis. Sears previously served as the executive vice president for the non-profit CDFI, Indianapolis Neighborhood Housing Partnership. He has served as an Independent Director on the Board since 2021 and previously served on the Board’s Affordable Housing Advisory Council from 2012-2018.

Exhibit 99.2

Annually, the Director of the Federal Housing Finance Agency determines the size of the Board and designates at least a majority, but no more than 60%, of the directorships as member directorships and the remainder as independent directorships. Independent directors are nominated by the Board after consultation with the Bank's Affordable Housing Advisory Council and the Federal Housing Finance Agency.

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Media Contact:
Scott Thien
Sr. Communications Lead
sthien@fhlbi.com

Building Partnerships. Serving Communities.
FHLBank Indianapolis is a regional bank included in the Federal Home Loan Bank System. FHLBanks are government-sponsored enterprises created by Congress to provide access to low-cost funding for their member financial institutions, with particular attention paid to providing solutions that support the housing and small business needs of members' customers. FHLBanks are privately capitalized and funded, and receive no Congressional appropriations. FHLBank Indianapolis is owned by its Indiana and Michigan financial institution members, including commercial banks, credit unions, insurance companies, savings institutions and community development financial institutions. For more information about FHLBank Indianapolis, visit www.fhlbi.com. Also, follow the Bank on LinkedIn, as well as Instagram and X at @FHLBankIndy.